                                                                    Exhibit 99.1


NEWS FOR RELEASE: January 8, 1998

Contact: Dennis Max, President
         Gerald J. Visconti, Vice President & CFO
         (561) 392-0611


               SFORZA ENTERPRISES, INC. ANNOUNCES ACQUISITION OF
             MAJORITY INTERESTS IN FOUR MAX'S GRILLE RESTAURANTS;
                  ALSO ANNOUNCES APPOINTMENT OF NEW PRESIDENT

WEST PALM BEACH, FLORIDA - January 8, 1998 - Sforza Enterprises, Inc. (OTCBB:SFZAU) today announced the successful completion of the acquisition of majority interests in four entities that own and operate Max's Grille style restaurants (or will own and operate Max's Grille restaurants, in the case of restaurants yet to be opened). The acquisitions are those contemplated at the time of the Company's recent public offering and previously identified in the prospectus.

Out of the four acquired restaurants, two restaurants will be located in the Beach Place and Las Olas Riverfront developments in Fort Lauderdale, Florida; one will be located in Weston, Florida; and the final restaurant will be located in a yet-to-be-determined location. Max's Beach Place opened in May 1997. The Las Olas Riverfront and Weston restaurants are expected to open in early 1998.

The Company also announced the appointment of Dennis Max as its President. Mr. Max, who has over 25 years in the restaurant business, is a part-owner of Unique Restaurant Concepts, Inc. This company owns and licenses the Max's Grille restaurant concept, and manages the Max's Grille style restaurants, as well as the two restaurants wholly owned by Sforza, My Martini Grille and Sforza Ristorante.

"We are pleased to have consummated the acquisition of the majority interests in the four Max's Grille restaurants," said Gerald J. Visconti, Vice President and Chief Financial Officer of Sforza Enterprises, Inc. "The completion of these transactions puts the Company squarely on track with its business plan. We are also fortunate in having Dennis Max join us as President. His many years of experience will guide Sforza in the extremely competitive restaurant industry."

Sforza Enterprises, Inc. is a publicly traded company that owns two operating restaurants, My Martini Grille, a full service, upscale restaurant, with a sophisticated, early twentieth century American ambiance, and Sforza Ristorante, a mid-priced casual restaurant with a Northern Italian cuisine, both located in West Palm Beach, Florida. Additionally, the Company owns the majority interests in the Max's Grille restaurants identified in this press release.

This press release contains forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, construction delay risks, competition and other risks detailed in the Company's recent initial public offering prospectus filed with the Securities and Exchange Commission.

                                       2